AMENDED AND RESTATED
ADMINISTRATIVE SERVICES AGREEMENT
BETWEEN
GPS FUNDS I
AND
ASSETMARK, INC.

AGREEMENT made as of March 31, 2011, as amended and restated as of as of January 19, 2016, between the GPS Funds I, a Delaware statutory trust (the “Trust”), on behalf of the Service Shares class of each series of the Trust (each a “Fund,” and together, the “Funds”) listed in Exhibit A of this Agreement, as amended from time to time, and AssetMark, Inc. (“AssetMark”).

In consideration of the mutual promises herein made, the parties hereby agree as follows:

(1) AssetMark shall, during the term of this Agreement, be responsible for providing certain administrative services (together, the “Administrative Services”) to the shareholders of the Service Shares class of each Fund, including the following:

(a)	development and maintenance of a web-based software platform for use by investment advisers and their clients;
(b)	creation of a customized full-color client investment policy statement for each individual client;
(c)	facilitating the initiation and setup of new account and related asset transfers to facilitate the maintenance of multiple Fund holdings in a single client account;
(d)
creation of quarterly performance reports for use by advisers and their clients reflecting a consolidated view of all Fund holdings beneficially owned by the client among various account registration types (i.e., various retirement and non-retirement accounts);

(e)
attending to correspondence, requests and inquiries from shareholders and/or their adviser representatives with regard to processing of purchases and redemptions of Fund shares, and implementation of single requests for account changes and transactions across multiple related account registrations and affecting multiple Fund holdings;

(f)	monitoring and overseeing non-advisory relationships with entities providing services to the Service Shares, including the transfer agent and custodians; and

(g)	facilitating the calculation and automated payment of fees by multiple client account registrations in a consolidated fashion to the client’s adviser.

(2) As compensation for the Administrative Services provided by AssetMark, the Service Shares class of each Fund shall pay to AssetMark a monthly fee equal to, on an annual basis, 0.25% of the daily net assets of the Service Shares class of such Fund.

(3) The administrative services provided by AssetMark to the Service Shares of the Funds under this Agreement are separate from, and unrelated to, the administrative services provided by U.S. Bancorp Fund Services, LLC (“USBFS”) to the Funds pursuant to the Fund Administration Servicing Agreement between the Trust and USBFS.

(4) This Agreement shall continue until validly terminated pursuant to the terms of this Agreement.

(5) This Agreement may be terminated by the Trust, at any time, on sixty (60) days’ written notice without payment of penalty, provided that such termination by the Trust shall be directed or approved by the vote of a majority of the Trustees of the Trust in office at the time or by the vote of a majority of the outstanding voting securities of the Trust (as defined by the 1940 Act).  This Agreement may be not be assigned with the prior written consent of the parties.  A change of control of either party hereto shall not constitute an assignment.

(6) In the absence of willful misfeasance, bad faith or gross negligence on the part of AssetMark, or of reckless disregard of its duties and obligations hereunder, AssetMark shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first written above.

GPS FUNDS I
By:
Name: Carrie Hansen
Title: President

ASSETMARK, INC.
By:
Name: Carrie Hansen
Title: COO and EVP

Exhibit A

GuideMark® Large Cap Core Fund (formerly known as GuideMark® Large Cap Growth Fund)

GuideMark® Emerging Markets Fund (formerly known as GuideMark® Large Cap Value Fund)

GuideMark® Small/Mid Cap Core Fund

GuideMark® World ex-US Fund

GuideMark® Opportunistic Equity Fund

GuideMark® Core Fixed Income Fund

GuideMark® Tax-Exempt Fixed Income Fund